Exhibit 3.1

Number: C1020922

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that Kodiak Oil & Gas Corp., has continued into British Columbia from the Jurisdiction of YUKON, under the Business Corporations Act, with the name KODIAK OIL & GAS CORP. on December 4, 2014 at 08:30 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On December 4, 2014 CAROL PREST Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE